UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 12, 2007

Date of Report (Date of earliest event reported)

Captaris, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Suite 400 Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 12, 2007, Captaris, Inc. (the “Company”) entered into a new office space lease to move its headquarter office to another location in Bellevue, Washington. The Office Space Lease (the “Lease”) was executed between M & M Real Estate Strategies, LLC (the “Landlord”) and the Company and provides for the Company to lease approximately 52,810 square feet of office space for seven years commencing March 1, 2008, and an additional 2,045 square feet in 2009 subject to certain conditions. The Lease provides for annual lease payments of approximately $1.66 million for the first year, $1.78 million for the second year, $1.84 million for the third year, $1.89 million for the fourth year, $1.95 million for the fifth year, $2.00 million for the sixth year and $2.06 million for the seventh year, plus building operating costs in excess of the Landlord’s initial estimates, which the Landlord may pass through to the Company under the terms of the Lease.

The Lease also grants the Company two, five-year lease extension options, each allowing the Company to renew the Lease at 95% of “prevailing fair market rate”, as defined in the Lease, and a right of first opportunity to lease the remainder of the office space in the building if it becomes available.

Under the Lease, the Company is required to deposit approximately $287,000, a portion of which will be credited against the first month’s rent and estimated building operating expenses associated with the first month of the Lease and the remaining portion of which will be credited against the twenty-fifth month’s rent. The security deposit may be increased by $1.0 million dependent upon the cash balance of the Company during certain periods of the Lease beginning after the first 24 months.

A copy of Lease is included as Exhibit 10.1 to this Form 8-K. The descriptions set forth in this report of the terms and conditions of the Lease are qualified in their entirety by reference to the full text of the Lease.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Office Space Lease between M & M Real Estate Strategies, LLC and Captaris, Inc., entered into by Captaris, Inc. on September 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Captaris, Inc.

Dated: September 18, 2007	By:	/s/ Peter Papano
Peter Papano
Chief Financial Officer